Exhibit 99.2
Big Lots, Inc.
First Quarter 2023 Edited Earnings Call Transcript
May 26, 2023

Presenters
Bruce Thorn, President & CEO
Jonathan Ramsden, EVP, CFO & CAO

Q&A Participants
Jessica Taylor - Deutsche Bank
Brad Thomas - KeyBanc Capital Markets
Joe Feldman - Telsey Advisory Group
Jason Haas - Bank of America
Karen Short - Credit Suisse
Kate McShane - Goldman Sachs
Anthony Chukumba - Loop Capital Markets
Peter Keith - Piper Sandler

Alvin Concepcion
Good morning, this is Alvin Concepcion, Vice President of Investor Relations at Big Lots. Welcome to the Big Lots First Quarter Conference Call. Currently, all lines are in a listen-only mode. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call with me today are Bruce Thorn, President & Chief Executive Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, we would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. We would also like to point out that commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

InComm Conferencing	Page 1 of 33	www.incommconferencing.com

The first quarter earnings release, presentation, and related financial information are available at Biglots.com/corporate/investors.

A question-and-answer session will follow the prepared remarks.

I will now turn the call over to Bruce.

Bruce Thorn
Good morning everyone and thank you for joining us.

I will talk more about our Q1 results and full year outlook in a moment, but I want to start by being very clear on how we see our current situation.

First, macro-economic headwinds have created significant challenges for us, which are reflected in our results and outlook. But we are confident that these headwinds will abate, and that, when they do, we will see a major boost to our business. Specifically, our lower-income consumer has been hurt by inflation, and by lower tax refunds and higher interest rates, and their confidence has been shaken by banking failures. Further, we continue to cycle the pull forward of higher-ticket purchases during the pandemic. We fully expect those effects to soften or reverse over time, and that furniture and seasonal in particular will return to being the strong growth drivers for our business that they have been in the past, especially as we continue to bring newness and incredible value to our assortment.

Second, while we navigate through this difficult environment, we are being very aggressive in how we are managing our business. We have internally identified over $100 million of structural SG&A savings that are now incorporated into our forecast for 2023. These include the impact of our decision to close all four of our Forward Distribution Centers to reduce cost and remove excess capacity. Importantly, however, these savings do not include any benefit from work we

InComm Conferencing	Page 2 of 33	www.incommconferencing.com

have recently done with an external partner. That project has identified a clear path to over $200 million of additional bottom-line opportunities across gross margin and SG&A. We expect most of this to be realized in 2024, but there will be meaningful benefit in 2023. Specific areas of opportunity include both national and private brand sourcing, transportation including accessorial charges, store and field operations, general and administrative expense, pricing and promotions, inventory allocation, and omnichannel optimization. All of the above opportunities are in addition to the significant reduction in inbound freight rates we are realizing. In addition, we are also managing inventory and capex much lower.

That brings me to the third point, which is that we are also highly focused on ensuring we have plenty of liquidity to get through this period of macroeconomic challenges. In addition to cost and inventory reduction efforts, these actions include an expected further asset monetization, and the decision made by our Board of Directors this week to suspend our dividend.

Fourth, and most importantly, we are highly encouraged by green shoots we are seeing as we work to turn the business. Notably, these reflect progress in both merchandising and marketing, as we seek to get customers back into our stores, and have them re-discover a refreshed and exciting assortment, incredible value, and great service.

The key to all of the above is a continued laser focus on the five key actions you’ve heard us describe over the past several quarters. As a reminder, the five key actions center around accelerating the mix of bargains and treasures that our customers want and need, making them easier to find with clearer signage and marketing, easier to take home with a leading omnichannel platform, and bringing them to more customers who are currently under-served, particularly in rural and small-town markets where we know we outperform. Combined with a focus on improving productivity, making disciplined investment decisions, and seizing opportunities from distressed competitors, I am confident that as we pass through this challenging period, we will emerge a significantly stronger company.

InComm Conferencing	Page 3 of 33	www.incommconferencing.com

Turning back to some of the things we’re excited about and that are driving our optimism:

As it relates to assortment:

•We are finding significant opportunities to enhance the newness and value of our assortment by procuring from over-inventoried mass retailers, distressed retailers and vendors, and through new sourcing partners overseas. For example, we are unlocking elevated quality and freshness at a great value from India, which should hit stores this Fall. We also procured Broyhill merchandise at a significant discount out of the bankruptcy of our former vendor, and will pass these savings on to our customers. We have also been working with our vendors to lower prices through product engineering and cost reductions, aided by lower freight costs.

•Our efforts to provide more bargains are starting to be recognized by our customers. The proportion of bargain items featured on our lead endcaps being rated as “excellent value” has doubled since the beginning of the year. Further, our customer net price perception score in April increased by a couple hundred basis points from March, and several hundred basis points from the start of the year.

•Seasonal items, such as lawn and garden, contributed to nearly a quarter of our comp sales decline in the quarter, but we have taken aggressive actions to cycle through them by the end of Q2, including cancelling orders. We are also very encouraged that we have begun to see stabilization in our furniture business. This month, we started phasing in new Broyhill collections from our new suppliers and have received positive customer feedback about the quality. In August, more new Broyhill products will be phased in along with a robust marketing campaign, so we’re thrilled about that.

•Our test to flex assortment by increasing food & consumables inventory in stores where the demand is stronger in those categories has shown encouraging early results. We

InComm Conferencing	Page 4 of 33	www.incommconferencing.com

also continue to optimize pricing in food & consumables, which is delivering incremental margin benefits.

Our recent marketing efforts are also beginning to bear fruit:

•Our campaign to draw in dislocated Bed Bath & Beyond customers by accepting the expired 20% off coupons increased brand awareness with over 90 million TV and radio impressions. It also drove new loyalty membership signups, with around 20% of redemptions from the net new customers to Big Lots.

•Our April marketing campaigns to existing customers have been more efficient, with our best performing campaigns featuring a closeout from a trendy over-inventoried retailer, which drove increased visits and a low single digit lift in store sales to date, as well as our Budget Booster event.

•We are also doing work to better refine our customer segmentation and messaging, and by focusing on our best customers with our most attractive offering, we have found ways to improve the effectiveness of marketing, with a lower cost to acquire a customer.

And we have been improving the customer experience:

•Our associates continue to go above and beyond the call of duty for our customers, which has led to very positive customer feedback. We have achieved a Net Promoter Score in the mid 80s range in Q1, which is up from the prior year, and top tier in the industry. Our online Net Promoter Score has also improved significantly in April, up several hundred basis points from both March and the beginning of the year, as we continued to improve the customer journey through a more curated experience, better

InComm Conferencing	Page 5 of 33	www.incommconferencing.com

site navigation, and eliminating friction.

•As a result of our efforts to introduce more bargains & treasures, market them better, and serve our customers well, the reactivation of lapsed customers was strong in Q1, up 9%.

•While there’s still a lot of work to do, we are encouraged about what we’re seeing so far.

I would now like to make a few comments about Q1, which was clearly a disappointing quarter. In addition to the macroeconomic factors I referenced a moment ago, our furniture sales, especially Broyhill upholstery, continued to be adversely impacted by product shortages related to the abrupt closure of our largest vendor, United Furniture Industries, in November, while Seasonal lawn and garden was affected by unfavorable weather.

As a result, comp sales in Q1 were softer than we expected, particularly in March. Trends improved slightly in April, more inline with what we saw in February, but we had higher levels of late quarter promotions that targeted Seasonal and Furniture divisions than we would have liked, and mix was unfavorable. Therefore, gross margins also came in lower than we expected.

By addressing these sales challenges quickly and head on with increased markdown and promo activity, and also through cancelling orders in light of the soft environment, we were able to end the quarter with inventory that was down and in line with sales decline this quarter. And while Q2 will remain challenging, we expect a more significant improvement in the back half of the year. This is when our efforts to strengthen our business model will gain more momentum, which I’ll go into more in a bit. Also, we should see more pronounced benefits to our cost structure as well as a more normalized level of markdowns. As I mentioned, with the help of an external partner, we have also identified significant bottom-line opportunities both in gross margin and

InComm Conferencing	Page 6 of 33	www.incommconferencing.com

SG&A that we will be pursuing over the next 18 months. Jonathan will discuss this more in a moment.

Another helpful factor for the back half is that we will fully mitigate the impact of the United Furniture supply disruption by the end of Q2. We are sourcing a more compelling assortment of Broyhill and Real Living products through other vendors which we are confident will improve the quality and value impression in the category, particularly online where the shopping journey for the furniture often begins.

Turning back to the first quarter, you heard me discuss the sales and margin challenges and how we acted quickly to clean up slow-moving inventory. We tightly managed costs, with SG&A that came in better than our guidance. We remain focused on strengthening our balance sheet and liquidity position and reduced our capex outlook. Many thanks to our team for managing through a difficult period. Again, Jonathan will add more color in a moment.

Looking at specific category performance in the quarter, Seasonal comps declined 25% in Q1 due in part to unfavorable weather which affected lawn and garden sales, as well as customers generally pulling back on higher ticket outdoor furniture which typically sells well this time of year, due to concerns about the economy. As a result, we have offered targeted coupons and promotions in the category, and are selling through it, with inventory in the category better than last year. Given seasonal is one of our highest margin categories, the sales decline unfavorably impacted our mix, and combined with the promotional activity, it unfavorably impacted our overall gross margin. In Q2, gazebos and our patio dining sets are off to a great start, and we are just starting to hit peak season in our largest markets in the Midwest and Northeast. This illustrates the opportunity to own key categories or segments, particularly in the back half of the year as our fresh assortment begins to flow through our stores towards the end of Summer.

Our furniture, soft home, and hard home categories were down double digits. Consumers were hesitant to make higher ticket purchases in this economic environment, and this caution was

InComm Conferencing	Page 7 of 33	www.incommconferencing.com

exacerbated by soft tax refunds, which traditionally drive Q1 sales. Also, the furniture product shortages I mentioned earlier unfavorably impacted our comp sales in furniture by about 1,200 basis points. It also indirectly affected demand in other home categories due to the halo impact that furniture has on soft home textiles and housewares assortments. We are mitigating our sales and inventory exposure by sourcing through other vendors, which will fill the majority of the gap by the end of Q2. As we roll-out more on-trend assortments at a great value throughout the Summer, we expect our results in the back half to benefit.

Food and consumables held up relatively well given the traffic challenges we experienced.

I’d now like to recap the five key actions I mentioned earlier and that we have discussed over the past several quarters. We believe these actions will put us on the path to achieving the long runway of profitable growth that we see.

•First, as it relates to bargains, which are closeout items, off-price brands, and limited time deals, we continue to source great deals across the categories from bankrupt competitors, as well as mass retailers, and vendors with excess inventory. Recently, we made great purchases in the consumables, home, and furniture categories. Our penetration rate of bargains is now nearly 20%, so we are making good progress towards our goal to grow our penetration to 1/3 of our assortment. This is the highest level I’ve seen since being CEO.

•We are continuing to lower prices through working with our vendors on product engineering and realizing cost reductions, aided by lower freight costs.

With all the great bargains flowing into our stores, our second key action is to communicate unmistakable value, with a clearer and more effective marketing strategy.

InComm Conferencing	Page 8 of 33	www.incommconferencing.com

We think there’s a long-term opportunity to bring these better bargains and deals to more customers who are currently under-served.

This leads to our third action, which is to increase store relevance by leveraging our strengths, particularly in rural and small-town markets where we know we outperform.

Next, we will win with omnichannel, by providing a better customer experience in a more profitable way.

Last but not least, our fifth key action is to drive productivity across cost of goods, SG&A, inventory and capex. We are making great strides in all of these areas.

We remain highly confident that these five key actions will position us to emerge better and stronger than ever as we emerge from this challenging period.

As I mentioned earlier, given the difficult environment, and our current financial performance, the Board this week made the decision to suspend our dividend. That was of course not a decision the Board took lightly but, in the near term, we believe protecting and enhancing liquidity should be our highest priority.

On that note, tough times don’t last, tough companies do. And Big Lots is damn tough.

I will now pass it over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

Jonathan Ramsden

Thanks Bruce and good morning. A special thank you goes out to the broader Big Lots team for all of their hard work and for remaining focused in a tough environment.

InComm Conferencing	Page 9 of 33	www.incommconferencing.com

Like Bruce, I am confident that those efforts are putting us on track to emerge a better, stronger and more dynamic company.

I will go through details on our Q1 results in a moment. But I want to start by addressing two points that Bruce referenced in his comments.

First, as Bruce noted, we are aggressively going after cost savings and productivity gains across our business. Our internal efforts have now identified over $100 million of structural opex savings, up from the $70 million we referenced on our last earnings call. The increase is driven in part by our decision to accelerate the closure of our four Forward Distribution Centers, which ceased operations this month. This will reduce cost and remove excess capacity. We will also realize significant inbound freight savings in 2023, which benefits our gross margin. In addition, we have now reduced 2023 capex to around $80 million, from over $100 million previously.

Beyond those efforts, we have identified an additional $200 million or more of bottom-line opportunities across opex and gross margin, some of which we expect to realize in 2023, with most of the balance in 2024. These savings have been identified in partnership with an external firm we engaged during the past quarter, and reflect opportunities across multiple areas as Bruce referenced a moment ago.

Second, we are intently focused on managing our liquidity to ensure we are prepared and positioned to navigate through the current economic challenges. As well as benefiting from the cost reductions referenced above, our liquidity position will also be strengthened by aggressive inventory management. We are working towards a step-change in how we manage inventory turns, targeting an improvement of at least 15% over the next year, and at least double that over time.

InComm Conferencing	Page 10 of 33	www.incommconferencing.com

In terms of overall liquidity, we have, and expect to maintain, excess availability under our asset-based lending facility. However, we are also pursuing other measures to further bolster our liquidity. These include being in the advanced stages of a further asset monetization opportunity, and the suspension of our dividend which Bruce just referenced.

Regarding asset monetization, this week, we entered into a letter of intent for a sale and leaseback of our Apple Valley, California, distribution center; our corporate headquarters building in Columbus, Ohio; and most of our remaining owned stores. The value of the transaction is expected to be around $340 million, equating to $240 million in net proceeds after considering the $100 million balance remaining on the synthetic lease on our California DC. We plan to use the net proceeds to pay down debt under our Asset-Based Lending Facility. Due to available NOLs, we expect taxes on the gain on sale of the assets to be minimal. We are targeting closing in late Q2 or early Q3. The transaction is subject to customary due diligence and execution of a definitive purchase and sale agreement with standard closing conditions.

With that, I would like to go into more detail on our Q1 results, which I will discuss on an adjusted basis, excluding synthetic lease exit costs, forward distribution center contract termination costs, store asset impairment charges and a gain on the sale of owned stores, and will then address our outlook.

A first quarter summary can be found on page 9 of our Quarterly Results presentation.

Q1 net sales were $1.12 billion, an 18.3% decrease compared to $1.37 billion a year ago. The decline vs 2022 was driven by a comparable sales decrease of 18.2%, which was below our guidance range.

Going into the quarter, as Bruce mentioned, we expected weakness in the sales environment due to high inflation, weak overall demand for high-ticket items, and lower tax refunds. We also knew that product shortages related to United Furniture Industries would impact sales, with an

InComm Conferencing	Page 11 of 33	www.incommconferencing.com

estimated adverse impact to our overall comps of approximately 300 basis points, excluding attachment impacts in soft home and other categories. However, fears of a banking crisis increased the level of caution, and unfavorable weather impacted Seasonal lawn and garden. As a result, comp sales in Q1 were softer than we anticipated. Importantly, we acted quickly to clear inventory, which was down in line with our sales decline.

Our first quarter adjusted net loss was $98.7 million, and the adjusted diluted loss per share for the quarter was $3.40.

The gross margin rate for the first quarter was 34.9%, down 180 basis points from last year’s rate, which was softer due primarily to higher levels of late quarter promotions that targeted the Seasonal and Furniture categories.

Turning to adjusted SG&A, total expenses for the quarter, including depreciation, were $510.5 million, better than the $518.1 million last year, and better than our guidance of up slightly versus 2022. We saw favorability across multiple line items as we continued to manage expenses aggressively.

Adjusted operating margin for the quarter was negative 10.5%. Interest expense for the quarter was $9.1 million, up from $2.8 million in the first quarter last year due to higher amounts drawn on our credit facility and higher interest rates year-over-year.

The adjusted income tax rate in the quarter was 22.3%.

Total ending inventory at cost was down 18.8% to last year at $1.09 billion.

During the first quarter, we opened 3 new stores and closed 1 store. We ended Q1 with 1,427 stores and total selling square footage of 33.0 million.

InComm Conferencing	Page 12 of 33	www.incommconferencing.com

Capital expenditures for the quarter were $16.9 million, compared to $43.7 million last year. Adjusted depreciation expense in the quarter was $35.6 million, down $1.8 million to the same period last year.

We ended the first quarter with $51.3 million of Cash and Cash Equivalents, and $501.6 million of long-term debt. At the end of Q1 2022, we had $61.7 million of Cash and Cash Equivalents, and long-term debt of $270.8 million. We did not execute any share repurchases during Q1 but have $159 million remaining available under our December 2021 authorization.

Turning to the outlook, we are not providing formal full year guidance in light of significant uncertainties. Sales comps should improve sequentially in the back half of the year as our key merchandising and marketing actions gain traction, we lap easier comparisons, especially in Q4, and as we move past the effects of the United Furniture shutdown. Gross margins should also improve over the prior year, driven by less markdown activity and lower costs, particularly in freight.

Turning to more specifics on Q2, we are continuing to see significant pressure in the market environment, particularly in higher ticket and more discretionary items. Further, we expect a continued adverse impact to our comps from product shortages in furniture of around 100 basis points. As a result, we expect comps in Q2 to be similar to Q1, and to be down in the high-teens range. Net new stores will add about 30 bps of growth versus 2022.

With regard to gross margin, we expect the rate in the second quarter to slightly improve versus the prior year, but remain in the low 30’s, due to significant markdowns on slow-moving Seasonal inventory. Despite buying down significantly for this Spring, Seasonal sales have lagged our plan and caused us to be over-inventoried again, as Bruce noted earlier.

In Q2, we expect SG&A dollars to be down slightly versus 2022 due to the cost savings efforts I mentioned earlier, primarily in our supply chain, including the closure of our forward distribution

InComm Conferencing	Page 13 of 33	www.incommconferencing.com

centers, payroll, and headcount reductions. This will be offset largely by inflationary impacts across wages and other line items.

With regard to capex, as I mentioned earlier, we now expect a lower level of around $80 million for the year, and continue to look for opportunities to reduce this further.

We expect around 15 to 17 store openings in 2023, with closures expected to be above that number, but concentrated at the end of the year. Most of the capex for new stores has already been spent or incurred, as we paused all new commitments a while back. We do not plan to re-start store openings until our business performance has stabilized. In the meantime, we are continuing to evaluate underperforming stores to determine if we can improve their performance or, otherwise, if we can effect an early closure.

We expect full year depreciation of around $147 million, including approximately $36 million in Q2.

We expect a share count of approximately 29.3 million for Q2.

We expect total Q2 inventory to be down in line with sales again and are being aggressive in managing inventory levels through the balance of the year.

All of our commentary on Q2 excludes the potential impact of impairment charges and one-time expenses, including FDC exist costs and external partner fees, related to our cost reduction work, as well as gains on asset sales.

Overall, as Bruce referenced, driving improved productivity and efficiency across our operations is one of our five key areas of focus in 2023 and beyond. We remain focused on significantly improving inventory turns, reducing structural costs, and finding ways to make our capex dollars go further. This is key to returning the company to growth and profitability.

InComm Conferencing	Page 14 of 33	www.incommconferencing.com

I will now turn the call back over to Bruce.

Bruce Thorn
Thank you, Jonathan. So to sum it up, we are doing our best to manage well through a very difficult environment, and even though visibility is low as to when the environment will improve, we are confident it eventually will. In the meantime, we’re focused on tightly managing our expenses and improving liquidity, and remain optimistic that our five key actions will improve our business in the back half of the year and beyond. I’d like to end the call by again thanking our associates for all their efforts.

I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting your question-and-answer session. If you'd like to be placed into the question queue, please press star-one on your telephone keypad and a confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it might be necessary to pick up your handset before pressing star-one. Once again, to be placed into the question queue, press star-one at this time. One moment, please, while we poll for questions.

Our first question comes from the line of Krisztina Katai with Deutsche Bank. Please proceed with your question.

InComm Conferencing	Page 15 of 33	www.incommconferencing.com

Jessica Taylor
Good morning. This is Jessica Taylor on for Krisztina. Thanks for taking our question. I was just wondering if you could give us any details on quarter to date trends and, you know, how you're seeing your business progress as the weather changes.

Bruce Thorn
Hi, Jessica. This is Bruce. Yeah, our guidance is in line with what we're seeing quarter to date. We're seeing the weather improve, and that's helping our seasonal lawn and garden patio furniture. So, we still expect a tough Q2 as we continue to cycle through some of the heavy promotions we have from last year's heavy up on inventory and sell-through.

But we see that getting better and better through the quarter as we enter the back half as we cycle through those heavy promotions, get back in our Broyhill assortment that's been disrupted by the UFI closure last year. So, pretty much what we're seeing is in line with our guidance.

Jessica Taylor
Thank you. And just as a follow-up, just when you think about your inventory, and then great job making sure that it is in line with your comp, but just wondering about the composition, how you feel about the composition of the inventory. Do you feel like what you have are the things that you would want? And how would you kind of break that down?

InComm Conferencing	Page 16 of 33	www.incommconferencing.com

Jonathan Ramsden
Hey Jessica, it's Jonathan. I'll jump in that one. I think where we're still on the heavier side is in seasonal, which is why you're seeing that pretty significant pressure on our gross margin in Q2 as we work through, even though seasonal we expect to pick up, we were well behind coming out of Q1 so we needed to be more promotional. And we expect that to continue through Q2, and we're committed to being clean on seasonal inventory at the end of Q2 so that we're positioned to be much stronger from a gross margin perspective in the back half of the year.

Jessica Taylor
Thank you.

Jonathan Ramsden
Thank you.

Operator
Thank you. Our next question comes from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed with your question.

Brad Thomas
Hi. Good morning. I wanted to talk just a little bit about the performance among some of the different categories. You know, we've broadly been hearing of the consumer pulling back on discretionary spend. But Bruce, I was hoping you could talk a little bit more about some of the initiatives you have in food and consumables and some of the closeout goods. And, you know, we could see the numbers: we know that those categories are down. But can you talk about some of the bright spots and what maybe gives you hope for some improvement going forward here?

InComm Conferencing	Page 17 of 33	www.incommconferencing.com

Bruce Thorn
Yeah. Hi, Brad. First off, yeah, Q1 was a little tough. Obviously, the market conditions and headwinds continue. We believe that as they abate, we'll see a good boost in our margin rich categories, that being furniture, seasonal, home and decor areas.

But some of the things we're doing is, first and foremost, we're getting back into Broyhill. It's been our first quarter, a full quarter, without Broyhill. That obviously impacts our online ability to sell Broyhill. And quite frankly, almost all shopping journeys for furniture start online. So, you know, as we cycle through this in the second quarter and the back half, we'll have Broyhill back in line.

We're actually, this Memorial Day weekend, we'll have the first phase of Broyhill coming back in. So, that's good news for us and we're excited about it. We've got seven new collections coming in Broyhill, modern collections, new fashion forward, trend right, priced right, really exciting things to see. Our team's been out - Margarita Giannantonio and the team's been out - to India and Vietnam. We're sourcing new product at closeout prices that are very fashion forward, exciting. We're getting new products that, you know, are real wood and marble, natural stone.

All these things are coming in and will be sourced with a price point that will create FOMO, fear of missing out, opportunities in the back of the year. So we're excited about all that. We've also got upholstery coming in the third quarter, new upholstery that is going to hit 200 plus stores, will grow to 400 plus stores. Just high-end style, new stuff, a lot of energy I think that's going to be brought to the assortment that we're excited about.

With respect to the food and consumables, we continue to flex our assortments to those marketplaces where our customers really want the food and consumables, and we're seeing good results. Where we flex the assortment up, we're seeing results of high single-digit improvement from prior periods.

InComm Conferencing	Page 18 of 33	www.incommconferencing.com

And we continue to flex our pricing assortment across the fleet, where we learned in California last year that by honing our prices on SKUs we could see great results. We've extended that pricing and that flexing, along with the assortment flexing, to other markets in the Northeast and Midwest, and will continue to do that in the Pac Northwest.

So, all this coming together, we're learning a lot. We're dealing with the consumer pulling back on the larger ticket items right now. That will eventually abate. And when it does, our margin rich and categories that we're known for will improve, and we'll be ready for it for our customers.

Brad Thomas
Great. And so, just with respect to the new $200 million opportunity that you highlighted this morning can you maybe talk about line of sight to any of that hitting in 2023 here, and maybe where those might be showing up? Thanks.

Jonathan Ramsden
Hey, Brad, good morning. I'll jump in on that one. Yeah, we do think there's some opportunity to realize some of that in 2023. As you heard earlier on, we've already upped our target for internally identified cost savings in '23 from 70 million to over 100 million. We think, you know, with this new initiative, there's potentially 25 plus million that we could recognize in '23, maybe a little bit more. And then we expect to get most of that $200 million benefit realized in 2024.

And by the way, I would say that there is also a range there. We also believe there's upside to that $200 million number as we get deeper into the project. But that's broadly how we're seeing it today.

Brad Thomas
Great. Thank you.

InComm Conferencing	Page 19 of 33	www.incommconferencing.com

Bruce Thorn
Thanks, Brad.

Jonathan Ramsden
Thanks, Brad.

Operator
Thank you. Our next question comes from the line of Joe Feldman with Telsey Advisory Group. Please proceed with your question.

Joe Feldman
Hey, guys. Thanks for taking the question. You know, with regard to the inventory being down 18%, almost 19%, you know, I guess how clean is it or healthy is it? Like, are there still pockets where you do have some excess that you'd like to clear? Or, conversely, I mean, you made it pretty clear that furniture is not where it should be. Are there other areas that you feel like should be--you'd like to be a little better, inventory that would sell?

Bruce Thorn
Hey, Joe. This is Bruce. I'll start and I know Jonathan will add a little bit. You know, first and foremost, as Jonathan mentioned earlier, just the Q1, we didn't see the lawn and garden patio sets sell as fast. Weather was tough and there was pullback.

Now, we cut back on that seasonal buy. But still, just the pullback from the consumer was a little bit more so. So, we started promoting it in targeted promotion in Q1, which brought down margins but started moving through that. And now with the better weather, we're seeing good results, and we'll continue to get through that and cycle through that in Q2.

What's more, some of the mitigation furniture we brought in late last year with the UFI closure, sudden, abrupt closure, that product is a little bit harder to market online because there are

InComm Conferencing	Page 20 of 33	www.incommconferencing.com

different pieces. They're not complete sets like Broyhill. So, they're selling, but not at the rate we wanted them to sell. So, we juiced that a bit with promotions, and are continuing to target those promotions through Q2 so we make room for the new Broyhill sets coming in, which we're already seeing great results in.

So, those are the two areas. I think all other areas are performing decently. We're always focused on increasing our turns across all inventory. But I'd say those are the two spots that we're dealing with, and feel like we're in good shape and have healthy inventory everywhere else.

Joe Feldman
Got it. No, that's great. Thank you. And then I guess for my quick follow-up, maybe for Jonathan, I guess as you talked about, you know, the gross margin being better in the second half, if I recall correctly last earnings call it was maybe the upper 30% area. Is that off the table? Should we be thinking more mid-30%? Or maybe if you could share any color on what the gross margin might look like in the second half would be helpful. Thanks.

Jonathan Ramsden
Yeah. Sure, Joe. Part of it goes back to Bruce's response on the prior question, with seasonal being the one category where we're significantly up in inventory year-over-year at the end of Q1. We'll be working through that aggressively during Q2 to get into the right place on seasonal. And that will be the major driver of why our gross margin rate in Q2 is as low as it's projected to be.

You know, seasonal's traditionally a very high margin category, but right now we're operating well below what we traditionally accomplish in seasonal. That's what's pulling our margin down in Q2. We have bought much more conservatively for seasonal in the back half of the year, so we don't expect to have that drag. And we're also seeing an acceleration of freight benefits. We're getting a significant benefit in Q1 and Q2, but we expect that to be even greater in Q3, Q4 on a year-over-year basis.

InComm Conferencing	Page 21 of 33	www.incommconferencing.com

So, yeah, with those impacts, we do expect to be able to get back into the high 30s. The work we're doing, this new project we've referenced working with an external partner, has identified some further significant gross margin opportunities. So, some of that we would hope to start getting in the latter part of this year, as I just referenced in earlier questions. All of those things give us confidence that we will be getting back up into the high 30s in the latter part of this year, particularly Q4.

Bruce Thorn
Yeah. I'll just add, Joe, that also keep in mind Broyhill will be fully back in stock with new collections, as I mentioned earlier. That gives us our best foot forward. We've got closeout or bargain penetration at 20%. It's grown significantly and will continue to grow through the year. And we see accretive margin points, significant accretion from those sales as well.

Joe Feldman
That's helpful. Thank you, guys. Good luck with this quarter. Thanks.

Jonathan Ramsden
Thanks, Joe.

Bruce Thorn
Thank you.

Operator
Thank you. Our next question comes from the line of Jason Haas with Bank of America. Please proceed with your question.

Jason Haas
Hey, good morning, and thanks for taking my questions. So, Jonathan, I was curious if you could walk us through the math on how much is available on the revolver as of the end of 1Q. So, I

InComm Conferencing	Page 22 of 33	www.incommconferencing.com

believe there's $900 million total availability, and then I think I saw $500 million was drawn on it. But then I don't know if that $900 million gets reduced because of the borrowing base. I think you may have tripped a covenant, and then I'm not sure if there's any letters of credit that count against it. So, if you could just walk through the math, I think that'd be helpful. Thanks.

Jonathan Ramsden
Yeah. Hey, Jason. Yeah, happy to do that. Yeah, the net available liquidity we have at the end of Q1 we reference is $328 million. So, that takes into account covenant limitations, letters of credit and so on that reduce the overall size of the facility that's available to us. The borrowing base does come into play at times too, but $328 million is the available liquidity at the end of Q1, taking into account also some cash on hand.

As we referenced, we expect to boost that with $240 million of proceeds from this new sale-leaseback transaction. The value of the overall transaction will be $340 million, but there's about $100 million outstanding on the synthetic lease on the Apple Valley distribution center that we'll need to pay down. So, $328 plus $240 gets you into the high $500s.

We've historically referenced our goal to be at $500 to $550 million of available liquidity. So, we expect to be, you know, right back in that zone once we’ve completed the sale-leaseback and asset monetization.

Jason Haas
Got it. Thank you. That's helpful. And then as a follow-up, do you have a sense yet what the incremental rent would look like on the proposed sale-leaseback?

Jonathan Ramsden
Yeah. So, overall the cap rate we're looking at is somewhere in the sort of high 7s. But when you look at what we're currently borrowing at under the ABL, in the sort of mid 6s, the actual spread from an interest expense standpoint will be relatively narrow, between those two amounts. So,

InComm Conferencing	Page 23 of 33	www.incommconferencing.com

there will be some incremental expense, and then there's a little bit of geography around interest versus rent and so on. But overall, the net P&L impact will be relatively modest.

Jason Haas
Got it. Thank you.

Operator
Thank you. Our next question comes from the line of Karen Short with Credit Suisse. Please proceed with your question.

Karen Short
Hi. Thank you. Sorry, can you just clarify that? So, with respect to the incremental rent expense at a 7-time cap rate, I think is what you said, how would that be P&L neutral?

Jonathan Ramsden
So, the cap rate on the sale-leaseback will be in the high 7s. We're currently borrowing under the ABL in the mid 6s. So, those proceeds will come in at that high 7 cap rate. We pay down the synthetic lease of $100 million, which actually has a higher interest rate, and then the rest of the proceeds will be used to pay down the ABL, which is at that mid 6s rate. So, overall, you end up with a few million dollars of net P&L impact for the transaction as a whole.

Karen Short
Okay, but not debt to EBITDA neutral. So, what would your pro forma debt to EBITDAR be looking like?

Jonathan Ramsden
So, yeah. So, the sale-leaseback typically results in rent expense. We're still finalizing some aspects of that. So there can be some P&L geography, as I was referencing in response to Jason's question a moment ago. And we're still finalizing that. But the EBITDA impact would typically

InComm Conferencing	Page 24 of 33	www.incommconferencing.com

be the high 7s cap rate applied to the net proceeds, and then the synthetic lease is booked currently as rent expense, and then we're paying down the ABL, which is booked as interest expense.

So when we execute a PSA, we'll lay out all that in more detail in terms of all those moving parts and expected gain on sale and so on.

Karen Short
Okay. So, as we look to outer years, I mean, let's call it '24, as you said by later '23 you should start capturing the $100 million potentially and then '24 sounds like it's more the 200 million, but how generally to think about what actual free cash flow looks like in '24.

Jonathan Ramsden
Yeah. Well, obviously, that's going to be heavily influenced by where we are on sales and margin. And clearly, at this point we're not giving guidance on that. But all other things being equal, this transaction would have a modest depletion impact on EBITDA, but, again, be offset by a significant reduction in interest expense below the operating income line.

Karen Short
Okay. And there's no concern as it relates to, like, fixed charge coverage ratios covenant wise?

Jonathan Ramsden
So, what we have today in terms of covenants is we have a springing fixed charge covenant ratio in our ABL, which we've already taken into account in the net liquidity position we're referencing. The assumption that covenant is sprung, that's already baked into the $328 million of available liquidity we're referencing.

Karen Short
Okay, great. Thank you.

InComm Conferencing	Page 25 of 33	www.incommconferencing.com

Jonathan Ramsden
And all that does, just to be clear, is it reduces the total gross availability of the ABL if we trigger that covenant, which, again, we're assuming we have in the liquidity outlook we're providing.

Karen Short
Okay. That makes sense. Thank you.

Jonathan Ramsden
Thanks, Karen.

Operator
Thank you. Our next question comes from the line of Kate McShane with Goldman Sachs. Please proceed with your question.

Kate McShane
Hi. Thank you. Good morning. I just wondered if you could maybe talk through a little bit more about what the environment--or how, you know, the quarter was influenced and maybe Q2 will be influenced just from the bankruptcy of one of your competitors. And are you baking in any kind of lift in the back half from that specifically and in terms of any sales shift that you could gain from that?

Bruce Thorn
Hi, Kate. You know, first off, we think there's a big opportunity for us to bring in some of the dislocated customers from the Bed Bath & Beyond bankruptcy. We've got a good store footprint overlap with their stores within 10 miles.

A recent campaign to honor their 20% discount was a great success in terms of attracting 90 million TV and radio impressions, and that resulted in good redemption rates that allowed us to sign up more loyalty customers from that. We expect that to continue. Right now they're in the

InComm Conferencing	Page 26 of 33	www.incommconferencing.com

process of liquidating their stores and their products. And as they finalize that, we expect to get an influx of more customers. And we'll focus on it as well as other companies that unfortunately have gone out of business. All of those are areas that we've used conquest marketing to attract their dislocated customers, and we'll continue to do that.

So as we work that marketing angle, and also improve our assortment into more high quality, good brands, fashion forward, price right, fear of missing out products, I think we're going to be well positioned to take on more customers and sell more at better margins.

Now, the environment right now, like we said, in Q1 and Q2 is pretty tough. The consumer, especially the low household income consumer, has been struggling. You know, their debt’s up, their ability to make large purchases has been weakened. They've had tax returns that are lower than prior year. And they're using that to pay down some of the debt they've incurred. So we think those conditions are gonna abate over time, and we'll be very well positioned and start seeing improvement in the back half of the year and into ‘24.

Kate McShane
Okay. And then a second question, and I apologize, I dialed into the call a little bit late. But I didn't -- I don't think I heard much in terms of store openings and your thoughts around store openings as a result of this more difficult environment.

Jonathan Ramsden
Yep. Kate, I'll be able to jump in on that one. So we previously referenced around 18 openings for the year, we've taken that down to 15 to 17. We have not made any new commitments now for a significant period of time. We essentially paused all new lease executions several months ago, probably even longer at this point. So the stores that we're still expecting to open are ones that were already in the pipeline where we already had signed leases, were already under construction, some of which have already opened.

InComm Conferencing	Page 27 of 33	www.incommconferencing.com

But at this point, we're not planning to restart approving new leases, executing new leases until we see a stabilization in the business. We continue to believe there is a significant opportunity there over time, that there are many locations where we could open successful stores, particularly in the small town or rural markets we’ve talked about. But right now, we're pausing all of that activity until the business stabilizes and starts to improve.

Kate McShane
And are you committed at this point in time for any in ‘24? Or is it all just through ‘23?

Jonathan Ramsden
We're not committed to anything in ‘24. There's a couple of stores that could potentially move out into ‘24. We're trying to hold on all CapEx commitments to the extent we can at this point. So there's a couple of stores that could move into ‘24. But we're not adding any other new stores in 2024.

Kate McShane
Thank you.

Operator
Thank you. Our next question comes from line of Anthony Chukumba with Loop Capital Markets. Please proceed with your question.

Anthony Chukumba
Good morning. Thanks for taking my questions. So I had a question, you talked about the merchandising changes in terms of, you know, adding more sort of bargain, you know, sort of treasure hunt type merchandise. And I guess, you said it's now 20% of your assortment, and your goal is to get that to a third. What are you seeing in terms of actual sell through on those items relative to your expectations?

InComm Conferencing	Page 28 of 33	www.incommconferencing.com

Bruce Thorn
Hey, Anthony. Bruce here. We're very pleased with the sell through. Obviously the customers are looking for deals during these tough times right now. And the sell through is coming with an accretive margin of at least 150 basis points. So we feel good about the progress we're making with that bargain penetration. It’s at 20%. We're going to continue to grow that to at least a third of our assortment.

The product that Margarita and team are bringing in is just outstanding product. Like I said it's high quality, it's trend right, it's priced in an off-price fashion to really scream value. We're buying breadth, adding assortment, accessories, and not too much depth so we can move in and out of the product. I think there's gonna be a lot of excitement. The products’ high quality, some of the stuff we're getting out of Vietnam and India as well as distressed retailers is just really good product. One of the big close-outs we got from a high-end mass retailer has added low single digit lifts to our scores. So we're seeing really good traction with that. And we expect that to continue going forward.

We've got some really nice stuff coming in. Very good styles. And it's going to be exciting once we get all this in place and get Broyhill back online, literally, and our customers to be able to shop us and have the ability to do that. So I feel like we're doing well, the sell through is good, and definitely resonating with the customer.

Anthony Chukumba
Got it. And then on Broyhill, that segues nicely into my follow up question. So just wanted to get a better understanding. So you said that you're going to buy some Broyhill, close-out merchandise from United Furniture, I just want to understand -- I just want to make sure I better understood that.

InComm Conferencing	Page 29 of 33	www.incommconferencing.com

Bruce Thorn
Yeah, Anthony, when UFI abruptly closed back in November last year, they basically turned the trucks around immediately and all product, you know, was shut down. And then, the banks took over. And they finally worked things out to the point where we could access some of that Broyhill product that was made exclusively for Big Lots. And as a result of that, we were receiving some of that Broyhill inventory that was produced and finished goods level, you know, this quarter, and it's a pretty sizable amount at a closeout price. So that'll be helpful.

And we'll sell through that I think pretty quickly. And that'll help us as we transition to the new Broyhill. We’ve got several vendors producing that. Very high quality, great vendor base, very differentiated now, very pleased with the quality. In fact, some of the responses we've seen from customers so far is they're loving the product so that that close out is just the residual inventory that was held up after the closure. The banks worked it out and we got it at good prices. And we're just mixing that into our assortment as we speak.

Anthony Chukumba
Got it. Good luck with the remainder this year. Thanks.

Bruce Thorn
Thanks, Anthony.

Operator
Thank you. Our next question comes from the line of Peter Keith with Piper Sandler. Please proceed with your question.

Peter Keith
Hey, thank you. Good morning, everyone. I wanted to just dig a little bit deeper into the $200 million of additional savings that were identified by the external partner. You kind of highlighted

InComm Conferencing	Page 30 of 33	www.incommconferencing.com

some high-level buckets, but maybe could you be a bit more granular in some of the initiatives you might be taking to help us understand the opportunity?

Jonathan Ramsden
Yeah, hey, Peter. Good morning. I'll be able to give a little more color on that. I guess, first of all, on the SG&A component, I think we've already come a long way, you're aware that we've already taken out a lot of costs prior to 2023. And then we've talked about another $100 million plus that we've identified through our own efforts, you know, in 2023. So, I think we've done a good job on that over the past several years.

So, there is some more opportunity, though, in SG&A that we've identified. That is across store and field ops, supply chain, and general administrative spend where we think there's a fairly decent number there. I would say the bigger piece, though, is in COGS, where we think there's significant opportunity both across national and private brands to drive some savings there. And then there are other areas in terms of inventory allocation, as Bruce referenced earlier, which we can think could help meaningfully with gross margin, pricing and promo, omni channel optimization.

So, there's a whole series of workstreams we're going to be activating. Again, we think the overall size of the prize is actually well above $200 million, but we think we can go after that $200 million in the next 18 months or so and realize most of that on a run rate basis by the end of 2024.

Peter Keith
Okay. And obviously the ocean freight costs will be running lower in the back half, is there any way to quantify what you think that will lift gross margin by?

Jonathan Ramsden
Hey, Peter. I couldn't make out what you just said?

InComm Conferencing	Page 31 of 33	www.incommconferencing.com

Peter Keith
I'm sorry. Ocean freight benefit in back half, could you quantify that for us?

Jonathan Ramsden
Yes. So we've been getting a meaningful year over year benefit in the spring, but rates have continued to come down. And we’re lapping pretty high rates in the back half of 2022. So we expect that rate impact to accelerate in the back half of the year relative to where we've been today. You know, you're certainly seeing the public data on how those ocean container rates will come down. And we're seeing numbers that largely correlate with that and we expect to get a very meaningful benefit in the back half of the year, greater than we've been seeing in the front half.

Peter Keith
Is there any way to put a number to that just so we can get a little more confidence on the trajectory of gross margin?

Jonathan Ramsden
Yeah, I guess in terms of the overall freight rates, I mean, we were looking at year over year probably a 25% reduction in the spring and then we're probably looking more like a 50% reduction year over year fully loaded rates, including all the accessorial charges and so on. Hopefully that helps a little bit.

Peter Keith
Okay. And then lastly for me just more on the account payables. So inventories coming down nicely, down 19%, you guys down to similar level for Q2. Payables were down 35%. And how should we think about that in conjunction with inventory, particularly as we look to Q2?

InComm Conferencing	Page 32 of 33	www.incommconferencing.com

Jonathan Ramsden
Yeah, as everything, there's a lot of moving parts in that calculation. We did work aggressively to get inventory down at the end of Q2, and that probably had more impact later in the quarter. So probably had less impact on payables at the end of the quarter than on the inventory piece itself. We're looking to be I’d say on a more sort of normalized payables to inventory rate over time. We're not doing anything fundamentally different there. So it's more just the timing I think that you’re seeing at the end of Q1.

Peter Keith
Okay, thank you very much.

Operator
Thank you. That does conclude today's conference call and webcast.

A replay of this call will become available. You can access the replay until July 9th by dialing toll free 877-660-6853 and enter replay confirmation 13738614 followed by the pound sign. The toll number is 201-612-7415 with replay confirmation 13738614 followed by the pound sign.

You may now disconnect and have a great day. Thank you for your participation.

InComm Conferencing	Page 33 of 33	www.incommconferencing.com